UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2023

ModivCare Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6900 Layton Avenue, 12th Floor Denver, Colorado		80237
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 728-7030

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	MODV	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On February 15, 2023, pursuant to the ModivCare Inc. (the “Company”) 2006 Long‐Term Incentive Plan, as amended (the “Plan”), the Company adopted a form of Performance Restricted Stock Unit Agreement (the “Award Agreement”) to be used as the template for awards of performance restricted stock units (“PRSUs”) that may be granted to eligible participants under the Plan during fiscal year 2023, unless otherwise determined by the Compensation Committee of the Board of Directors of the Company. Grants of PRSUs that may be made under the Plan and form of Award Agreement will be subject to both time- and performance-based vesting restrictions.

The time-based vesting restriction will be established at a period of three full years from the date of grant (the “Time Vesting Period”), and the participant’s continuous employment is required throughout the Time Vesting Period for any payouts to be made to the participants in respect of the PRSUs. Notwithstanding the foregoing, the Time Vesting Period may, however, be accelerated if, prior to the expiration of the Time Vesting Period, (i) there occurs a transaction resulting in a change in control of the Company or (ii) the Administrator (as defined under the Plan) waives, in its discretion, the Time Vesting Period.

The performance-based vesting restriction (the “Performance Vesting”) will be based on a range of target values tied to both Adjusted EBITDA of the Company (the “Adjusted EBITDA Performance Target”) and revenue of the Company (the “Revenue Performance Target” and, together with the Adjusted EBITDA Performance Target, the “Performance Targets”), each to be measured as of December 31, 2025. Without regard to the effects of any future acquisitions or divestitures that may affect the Company’s Adjusted EBITDA or revenue values, the Adjusted EBITDA Performance Target ranges from $255 million to $360 million, while the Revenue Performance Target ranges from $2,550 million to $3,600 million. The Performance Targets will be satisfied by the participant if (a) as of December 31, 2025, both the Adjusted EBITDA Performance Target and the Revenue Performance Target equals or exceeds the applicable minimum target value, or (b) prior to the expiration of the Time Vesting Period, there occurs a transaction resulting in a change in control of the Company.

On the date that both (i) the Time Vesting Period restriction and (ii) the Performance Vesting restrictions are satisfied (including, as applicable, by waiver or acceleration as described above), the holder of PRSUs will be entitled to receive: (A) that number of shares of common stock of the Company, if any, determined by multiplying the aggregate number of PRSUs subject to the Award Agreement by a percentage from 50% to 200% (each, a “Payout Percentage”) that corresponds to the highest Performance Targets achieved, to be issued as soon as reasonably practicable following the later of (i) the Company’s filing of its Annual Report on Form 10-K for fiscal year 2025 or (ii) the expiration of the Time Vesting Period; or (B) if the Time Vesting Period does not expire until after the closing date of a transaction resulting in a change in control of the Company, that amount and type of consideration the holder of PRSUs would have received under subclause (A) immediately above had 100% of the Performance Targets been achieved, with such payout to occur within 30 days of the change in control.

The foregoing description is a summary only of material terms of the form of Award Agreement, a copy of which is expected to be filed with the Company's Form 10-Q for the quarter ending March 31, 2023 as required by applicable securities laws. Investors and other interested parties are encouraged to read the form of Award Agreement in its entirety when it becomes available because it contains important information not summarized above.

On February 15, 2023, the Company granted 2,467 PRSUs to Ilias Simpson, President of ModivCare Mobility. The number of PRSUs awarded to Mr. Simpson assumes Performance Targets achieved that correspond to a 100% Payout Percentage. As described above, the payout, if any, to Mr. Simpson under the PRSUs will not be made until the expiration of the applicable Time Vesting Period, subject to the above discussed possible waiver or acceleration of such vesting period.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODIVCARE INC

Date: February 22, 2023	By:	/s/ Jonathan B. Bush
	Name:	Jonathan B. Bush
	Title:	SVP, General Counsel & Secretary